Exhibit 10.3

ARRIS INTERNATIONAL PLC

2011 STOCK INCENTIVE PLAN

(As amended through January 4, 2016)

1. PURPOSE AND EFFECTIVE DATE. ARRIS International plc, registered in England & Wales with company number 09551763 (the “Company”) has assumed this 2011 Stock Incentive Plan, as amended and restated (the “Plan”) from Arris Group, Inc., a Delaware corporation, to facilitate the retention and continued motivation of key employees and executive directors and to align more closely their interests with those of the Company and its stockholders. This Plan was effective on May 25, 2011 (the “Effective Date”). No grants shall be made under this Plan subsequent to ten (10) years after the Effective Date. This Plan will have no impact on the Company’s existing stock incentive plans or the awards outstanding thereunder except as provided in Section 7 of this Plan. (In 2011 the Plan was adopted by Arris Group, Inc. In 2013, the Plan was assumed by Arris Holdco, Inc. when a subsidiary of Arris Holdco, Inc. merged with and into Arris Group, Inc. Arris Holdco changed its name to Arris Group, Inc. In 2016, the Company assumed the Plan when a subsidiary of the Company merged with into Arris Group, Inc. The Plan was amended and restated in connection with this final transaction.)

2. ADMINISTRATION. The Plan shall be administered by the Compensation Committee of the Company’s Board of Directors or such other Board committee consisting solely of independent directors (as determined by the Board or a committee thereof) as the Board may designate (the “Committee”). The Committee has the authority and responsibility for the interpretation, administration and application of the provisions of the Plan, and the Committee’s interpretations of the Plan, and all actions taken by it and determinations made by it, shall be binding on all persons. The Committee may authorize one or more members of the Board, including the Chief Executive Officer if he is a member, to grant awards subject to such limitations as the Committee may impose. Under no event may such designee grant awards to a key employee or executive director who is required to file reports under Section 16 of the U.S. Securities Exchange Act of 1934 or is an “officer” for purposes of Section 162(m) of the U.S. Internal Revenue Code (the “Code”). No Board or Committee member shall be liable for any determination, decision or action made in good faith with respect to the Plan.

3. SHARES SUBJECT TO PLAN. A total of 33,956,000 shares of Common Stock, or rights with respect to Common Stock of the Company, including shares of Arris Group, Inc. and its predecessor issued prior to January 4, 2016 (“Shares”), may be issued pursuant to the Plan. The Shares may be authorized but unissued Shares or Shares reacquired by the Company and held in its treasury. In determining the number of Shares available for awards:

(a)	Grants of awards under the Plan will reduce the number of Shares available thereunder by the maximum number of Shares obtainable under such grants.

(b)	Awards of stock, stock units, restricted stock, performance shares and units, and dividend equivalent rights will reduce the number of shares that may be issued hereunder at the rate of 1.87 Shares per Share or interest granted.

(c)	The aggregate number of Shares with respect to which incentive stock options under Section 422 of the Code may be issued under the Plan shall not exceed 5,000,000.

(d)

If all or any portion of the Shares otherwise subject to an award under the Plan are not delivered or do not vest for any reason, including, but not limited to, the cancellation, expiration or termination of any option, right or unit, the settlement of any award in cash, the forfeiture of any restricted stock or performance shares, or the repurchase of any Shares by the Company from a participant for the cost of the participant’s investment in the Shares, such number of Shares shall be available again for issuance under the Plan.

(e)	The Company, in its discretion, may withhold or cancel shares for the payment of withholding and other taxes, and such Shares, along with shares and other awards repurchased by the Company from a person using proceeds from the exercise of awards by that person, shall not be available for a future award, and the determination of the number of Shares issued in connection with stock-settled stock appreciation rights shall be based upon the number of Shares with respect to which the rights were based and not just the number of Shares delivered upon settlement.

(f)	Shares issued in connection with awards that are assumed, converted or substituted pursuant to a merger or an acquisition shall not be counted against the Shares that may be issued under the Plan even though, at the election of the Committee, they otherwise may be subject to the Plan.

The number of Shares covered by or specified in the Plan and the number of Shares and the purchase price for Shares under any outstanding awards, may be adjusted proportionately by the Committee for any increase or decrease in the number of issued Shares or any change in the value of the Shares resulting from a subdivision or consolidation of Shares, reorganization, recapitalization, spin-off, payment of stock dividends on Shares, any other increase or decrease in the number of issued Shares made without receipt of consideration by the Company, or the payment of an extraordinary cash dividend. The Committee shall ensure that any adjustment which would have the effect of reducing the price of unissued Shares to less than the nominal value of a Share may only be made if and to the extent that the Committee shall be authorised to capitalize from the reserves of the Company a sum equal to the amount by which the nominal value of the Shares exceeds the adjusted price per Share or, where required by any applicable law, using such mechanism involving a third party as the Committee considers necessary.

4. ELIGIBILITY. All key employees and directors employed by the Company and its subsidiaries within the meaning of section 1159 of the Companies Act 2006 are eligible to be selected to receive a grant under the Plan by the Committee. The Committee may condition eligibility under the Plan, and any grant or exercise of an award under the Plan, on such conditions, limitations or restrictions as the Committee determines to be appropriate for any reason. No person may be granted in any period of two consecutive calendar years, awards covering more than 1,600,000 Shares. The maximum amount to be granted to any one person pursuant to awards in any calendar year, denominated in dollars, shall not exceed $8,000,000.

5. AWARDS. The Committee may grant awards under the Plan to eligible persons in the form of stock options (including incentive stock options within the meaning of section 422 of the Code), stock grants, stock units, restricted stock, stock appreciation rights, performance shares and units and dividend equivalent rights, and shall establish the number of Shares subject to each such grant and the terms thereof, including any adjustments for reorganizations and dividends, subject to the following:

(a)	All awards granted under the Plan shall be evidenced by written documents in such form and containing such terms and conditions not inconsistent with the Plan as the Committee shall prescribe.

(b)	The exercise price of any option or stock appreciation right shall not be less than the fair market value of a corresponding number of Shares as of the date of grant, except options or stock appreciation rights being granted to replace options or rights not initially granted by the Company or its predecessors may be granted with exercise prices that in the judgment of the Committee result in options or rights having comparable value to the options or rights being replaced.

(c)	The maximum term on options and stock appreciation rights shall not exceed ten (10) years.

(d)	Options and stock appreciation rights shall vest over a minimum of three years (and shall vest no more quickly than ratably), and all other awards shall have a minimum vesting or holding period of three years, provided that (i) awards that are issued in connection with mergers and acquisitions may have vesting and holding periods that are the same as any awards that they are replacing or otherwise as deemed appropriate by the Committee, and (ii) a vesting or holding period may be reduced as a result of death, disability, retirement, a merger or sale, termination of employment, change in control or other extraordinary event. In the absence of an extraordinary event, the vesting and holding restrictions applicable to an award shall not be reduced or otherwise waived.

(e)	Awards granted under this Plan shall not be transferred, assigned, pledged or hypothecated or otherwise transferred by the grantee except by will or the laws of descent and distribution to the extent permitted in the award itself.

(f)	No option may be repriced by amendment, substitution or cancellation and regrant unless authorized by the Company’s stockholders. Adjustments pursuant to Section 3 above shall not be considered repricing.

(g)	When issuing performance shares or units performance criteria may include: revenue; earnings before interest, taxes, depreciation and amortization (EBITDA); cash earnings (earnings before amortization of intangibles); operating income; pre- or after-tax income; earnings per share, net cash flow; net cash flow per share; net earnings; return on equity; return on total capital; return on sales, return on net assets employed, return on assets; economic value added (or an equivalent metric); share price performance; total shareholder return; improvement in or attainment of expense levels; operating and other margins; and improvement in or attainment of working capital levels. Performance criteria may be related to a specific customer or group of customers or geographic region. Performance criteria may be measured solely on a corporate, subsidiary or division basis, or a combination thereof. Performance criteria may reflect absolute entity performance or a relative comparison of entity performance to the performance of a peer group of entities or other external measure of the selected performance criteria. Profit, earnings and revenues used for any performance goal measurement may exclude any extraordinary or nonrecurring items and may be adjusted to reflect changes in accounting principles.

(h)	Awards may be settled in cash, shares or deferred delivery, as authorized by the Committee.

(i)	Shares available under the Plan may be used as form of payment for compensation, grants or rights earned or due under other Company plans or arrangements.

5A. LIMITATIONS ON AWARDS. Notwithstanding the other provisions of the Plan:

(a)	Where shares are to be issued direct to a participant pursuant to an option or stock appreciation right, the exercise price shall not be less than the aggregate nominal value of such Shares.

(b)	Where awards are made within the time period contemplated by section 162(m) of the Code, at the election of the Committee the commencement of the vesting or holding period may relate back to the beginning of the fiscal year.

(c)	Shares shall not be issued under the Plan directly to participants for less than the nominal value of a Share. Where Shares are to be issued and no amount is to be paid by a participant, where required by any applicable law, this may be done using such mechanism involving a third party as the Committee considers necessary or by the Company paying (or procuring payment of) a bonus to the participant in respect of the nominal value of each share and, with the participant’s agreement, using such amount to pay up nominal value or by capitalizing reserves in accordance with the articles of association.

(d)	Payment for Shares acquired pursuant to an Option shall be made in full upon exercise of the Option in a manner approved by the Committee, which may include any of the following payment methods: (1) in immediately available funds in United States dollars (if appropriate, at such exchange rate as may be determined by the Committee), or by check or (2) by any other means approved by the Committee.

6. AMENDMENT OF THE PLAN. The Board of Directors or the Committee may from time to time suspend, terminate, revise or amend the Plan or the terms of any grant in any respect whatsoever, provided that, without the approval of the stockholders of the Company, no such revision or amendment may increase the number of Shares subject to the Plan, change the provisions of Section 5 above, or expand those eligible for grants under the Plan.

7. PRIOR PLANS. As of the Effective Date no further awards shall be made under any of the Company’s prior stock incentive plans.

8. RECOUPMENT. Awards under the Plan shall be subject to any recoupment or clawback policy of the Company on the date of award as well as any applicable law or regulation, including a stock exchange rule, providing for recoupment or clawback.

9. GENERAL. The laws of the State of Delaware shall apply to the Plan. Nothing herein shall restrict the Board from exercising the authority granted hereunder to the Committee or otherwise from exercising its fiduciary duties.

APPENDIX TO THE ARRIS INTERNATIONAL PLC STOCK INCENTIVE PLAN

(Sub-Plan for Non-Employees)

This Appendix constitutes the Sub Plan of the Arris International plc 2011 Stock Incentive Plan. The terms of the Sub-Plan shall be identical to the terms of the Arris International plc 2011 Stock Incentive Plan, as amended from time to time, except that active consultants and non-executive directors of the Company and its subsidiaries are eligible to be selected to receive a grant under the Plan by the Committee.

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